Exhibit 99.1

Media Contact:

W. David Vining, Vice President, Marketing

770-901-9020, dvining@jamesoninns.com

For Immediate Release	6/16/05

Jameson Stock Awards Registration Statement

Declared Effective By SEC

New Loyalty Plan: Jameson Stock Awards

ATLANTA, (June 16, 2005) - Jameson Inns, Inc. (Nasdaq:JAMS) today announced the company’s frequent stay program, Jameson Stock Awards, will be launched on July 1, 2005.

The frequent stay program awards 10% of a member’s hotel room charges in the form of common stock to each qualified guest of Jameson Inn or Signature Inn hotels. Customers qualify by enrolling online and staying at least three nights during a 12 month period. Jameson Stock Awards members who have received shares in their accounts or are already shareholders will also be able to make direct purchases from the company, with no commission.

“We believe this program will align our customers with our company and with our product,” said Thomas W. Kitchin, CEO and Chairman of Jameson Inns.

The price of the shares issued to members each month, with both their room stay credits and their direct purchase contributions, will be the average closing prices of the company’s stock reported on the NASDAQ National Market for the last five trading days of that month.

Prospectuses and enrollment applications will be available at the company’s website (www.jamesoninns.com). The prospectuses describe the program terms and the risks involved in investing in this stock.

The registration statement covering the issuance of shares of common stock through the Jameson Stock Awards program was declared effective by the Securities and Exchange Commission on June 7, 2005.

This press release does not constitute an offer to sell, or the solicitation of an offer to purchase, shares of the company’s common stock. Offers will be made by the prospectus only. Offers will not be made in any states or to residents of any states in which offers are not permitted.

About Jameson Inns

Jameson Inns, Inc., headquartered in Atlanta, GA, owns and operates hotel properties in the southeastern and midwestern United States. There are currently 123 Inns with approximately 8,200 rooms in 13 states.